Exhibit 99.1

Atlantic BancGroup, Inc. announces fourth quarter 2008 results.

JACKSONVILLE BEACH, FLORIDA, February 17, 2009

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its fourth quarter and year end 2008 results.

Oceanside Bank remains well capitalized under current regulatory guidelines, despite posting increased reserves for loan and other real estate losses and higher operating expenses due to the continuing effects of our unprecedented economic downturn.  Our consolidated losses totaled $933,000 for the quarter ended December 31, 2008, a decline from consolidated net income of $274,000 in the same period of 2007.  For the three months ended December 31, 2008, the Company had a $0.74 loss per diluted share, as compared with $0.22 earnings per diluted share for the same period of 2007.  For the year ended December 31, 2008, the Company had a consolidated net loss of $1,927,000, or $1.54 loss per diluted share, as compared with consolidated net income of $1,406,000, or $1.13 earnings per diluted share, for 2007.

 “As our customers continue to feel the effects of the local, state, national, and international economic downturn, we will act to ensure that we have identified and mitigated our risks.  In the fourth quarter of 2008, we continued to reserve capital to cover loan losses that we reasonably estimate to exist in our loan portfolio at December 31, 2008.  Based on current conditions in our depressed residential and commercial real estate markets, we added an additional $1.8 million in loan loss reserves in the fourth quarter.  We continue to maintain a close watch on asset quality as the real estate market struggles to find a settling point and the economy responds to any national or state stimulus programs slowly working their way through Congress.  We are taking prudent steps to improve our net interest margins, which resulted from disruptions in the financial and credit markets, and to minimize future costs and losses associated with our non-performing assets.  Management is dedicated to working with its customers during this most difficult economic period and to support the Jacksonville Beaches market as the general economy recovers and returns to better economic times,” stated Chief Executive Officer Barry W. Chandler.

Mr. Chandler continued, “consolidated total assets at December 31, 2008, were $268.0 million, an increase of 2.5% over December 31, 2007.  Consolidated deposits and consolidated net loans grew 10.3% and 0.6% respectively, over the same period, with consolidated deposits at $239.8 million and consolidated net loans at $203.0 million at December 31, 2008.”

Atlantic BancGroup, Inc. is a publicly traded holding company, trading on the NASDAQ Capital Market, symbol ATBC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.